Exhibit 99

Accenture Reports Very Strong First-Quarter Results and Raises Business Outlook for Fiscal 2021

-- Revenues are $11.8 billion, an increase of 4% in U.S. dollars and 2% in local currency, more than $200 million above the company’s guided range, including a reduction of approximately
2 percentage points from a decline in revenues from reimbursable travel costs --

-- GAAP EPS are $2.32, an 11% increase from $2.09 for the first quarter last year, including gains on an investment of $0.15 and $0.08, respectively; excluding these gains, adjusted EPS of $2.17 are up 8% from $2.01 in the first quarter last year --

-- Operating income increases 7% to $1.89 billion, with operating margin of 16.1%, an expansion of 50 basis points --

-- New bookings are $12.9 billion, a 25% increase from the first quarter last year, with consulting bookings of $6.6 billion and outsourcing bookings of $6.3 billion --

-- Company declares quarterly cash dividend of $0.88 per share, up 10% from a year ago --

-- Accenture raises business outlook for fiscal 2021; now expects full-year revenue growth of
4% to 6% in local currency; GAAP EPS of $8.17 to $8.40; adjusted EPS of $8.02 to $8.25; and
free cash flow of $6.0 billion to $6.5 billion --

NEW YORK; Dec. 17, 2020 — Accenture (NYSE: ACN) reported financial results for the first quarter of fiscal 2021, ended Nov. 30, 2020, with revenues of $11.8 billion, an increase of 4% in U.S. dollars and 2% in local currency over the same period last year. Revenue growth for the quarter was reduced approximately 2 percentage points by a decline in revenues from reimbursable travel costs.

GAAP diluted earnings per share were $2.32, an 11% increase from $2.09 for the first quarter last year, including gains on an investment of $0.15 and $0.08, respectively. On an adjusted basis, EPS of $2.17 increased 8% from $2.01 for the first quarter last year.

Operating income was $1.89 billion, a 7% increase over the same period last year, and operating margin was 16.1%, an expansion of 50 basis points.

New bookings for the quarter were $12.9 billion, with consulting bookings of $6.6 billion and outsourcing bookings of $6.3 billion.

Julie Sweet, Accenture’s chief executive officer, said, “I am pleased that we delivered first-quarter revenues above our expectations, with broad-based improvement across industries and geographic markets, reflecting the relevance of our services, the strength of our growth strategy and the advantages of our scale in digital, cloud and security. New bookings, profitability and free cash flow were all very strong, and we again returned substantial cash to shareholders while continuing to invest in our business and our people.

“We also created Accenture Cloud First to help clients accelerate their move to the cloud and took exciting actions to launch our new purpose and brand as well as new sustainability and diversity goals — living our commitments as a responsible business and trusted partner.”

Financial Review

Revenues for the first quarter of fiscal 2020 were $11.76 billion, compared with $11.36 billion for the first quarter of fiscal 2020, an increase of 4% in U.S. dollars and 2% in local currency, including a reduction of approximately 2 percentage points from a decline in revenues from reimbursable travel costs. Revenues were more than $200 million above the company’s guided range of $11.15 billion to $11.55 billion. The foreign-exchange impact for the quarter was approximately positive 1.5%, consistent with the assumption provided in the company’s fourth-quarter earnings release.

▪Consulting revenues for the quarter were $6.33 billion, a decrease of 1% in U.S. dollars and 2% in local currency compared with the first quarter of fiscal 2020, including a reduction of approximately 3 percentage points from a decline in revenues from reimbursable travel costs.

▪Outsourcing revenues were $5.43 billion, an increase of 9% in U.S. dollars and 8% in local currency compared with the first quarter of fiscal 2020.

GAAP diluted EPS for the quarter were $2.32, an 11% increase from $2.09 for the first quarter last year, including pre-tax gains on an investment of $120 million, or $0.15 per share, and $60 million, or $0.08 per share, respectively. Excluding these gains, adjusted EPS for the first quarter of fiscal 2021 were $2.17, an 8% increase from $2.01 for the first quarter last year. The $0.16 increase in EPS on an adjusted basis reflects:

▪a $0.14 increase from higher revenue and operating results;
▪a $0.01 increase from a lower effective tax rate; and
▪a $0.01 increase from a lower share count.

Gross margin (gross profit as a percentage of revenues) for the quarter was 33.1%, compared with 32.1% for the first quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $2.01 billion, or 17.1% of revenues, compared with $1.88 billion, or 16.6% of revenues, for the first quarter last year.

Operating income for the quarter increased 7%, to $1.89 billion, or 16.1% of revenues, compared with $1.77 billion, or 15.6% of revenues, for the first quarter of fiscal 2020.

The company’s effective tax rate for the quarter was 23.4%, compared with 23.6% for the first quarter last year. Excluding the investment gains and the related tax expense of $23 million and $10 million, respectively, the effective tax rate for the first quarter of fiscal 2021 was 23.7%, compared with 23.9% for the first quarter last year.

Net income for the quarter was $1.52 billion, compared with $1.38 billion for the first quarter last year. Excluding after-tax investment gains of $97 million and $50 million, respectively, net income for the first quarter of fiscal 2021 was $1.43 billion, compared with $1.32 billion for the first quarter last year.

Operating cash flow for the quarter was $1.60 billion, and property and equipment additions were $93 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $1.51 billion. For the same period last year, operating cash flow was $787 million; property and equipment additions were $95 million; and free cash flow was $692 million.

Days services outstanding, or DSOs, were 38 days at Nov. 30, 2020, compared with 35 days at Aug. 31, 2020 and 43 days at Nov. 30, 2019.

Accenture’s total cash balance at Nov. 30, 2020 was $8.6 billion, compared with $8.4 billion at Aug. 31, 2020.

New Bookings

New bookings for the first quarter were $12.9 billion, a 25% increase from the first quarter last year.

▪Consulting new bookings were $6.6 billion, or 51% of total new bookings.

▪Outsourcing new bookings were $6.3 billion, or 49% of total new bookings.

Revenues by Geographic Market

Revenues by geographic market were as follows:

▪North America: $5.48 billion, an increase of 4% in both U.S. dollars and local currency compared with the first quarter of fiscal 2020.

▪Europe: $3.97 billion, an increase of 5% in U.S. dollars and a decrease of 1% in local currency compared with the first quarter of fiscal 2020.

▪Growth Markets: $2.31 billion, an increase of 1% in U.S. dollars and 3% in local currency compared with the first quarter of fiscal 2020.

Revenues by Industry Group

Revenues by industry group were as follows:

▪Communications, Media & Technology: $2.33 billion, an increase of 4% in U.S. dollars and 3% in local currency compared with the first quarter of fiscal 2020.

▪Financial Services: $2.35 billion, an increase of 7% in U.S. dollars and 5% in local currency compared with the first quarter of fiscal 2020.

▪Health & Public Service: $2.21 billion, an increase of 12% in U.S. dollars and 11% in local currency compared with the first quarter of fiscal 2020.

▪Products: $3.21 billion, flat in U.S. dollars and a decrease of 3% in local currency compared with the first quarter of fiscal 2020.

▪Resources: $1.66 billion, a decrease of 4% in U.S. dollars and 5% in local currency compared with the first quarter of fiscal 2020.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On Nov. 13, 2020, a quarterly cash dividend of $0.88 per share was paid to shareholders of record at the close of business on Oct. 13, 2020. These cash dividend payments totaled $558 million.

Accenture plc has declared another quarterly cash dividend of $0.88 per share for shareholders of record at the close of business on Jan. 14, 2021. This dividend, which is payable on Feb. 12, represents a 10% increase over the quarterly dividend rate of $0.80 per share in fiscal 2020.

Share Repurchase Activity

During the first quarter of fiscal 2021, Accenture repurchased or redeemed 3.3 million shares for a total of $769 million, including approximately 2.9 million shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at Nov. 30, 2020 was approximately $5.7 billion.

At Nov. 30, 2020, Accenture had approximately 634 million total shares outstanding.

Business Outlook

The coronavirus (COVID-19) crisis has created a significant amount of volatility, uncertainty and economic disruption. Accenture’s second-quarter and full-year 2021 business outlook reflects its assumptions, as of today, regarding the continued effect of the coronavirus pandemic. The extent to which this continues to impact Accenture’s business, operations, and financial results, including the duration and magnitude of such impact, will depend on numerous evolving factors that are difficult to accurately predict, including those discussed in the Risk Factors set forth in Accenture’s filings with the U.S. Securities and Exchange Commission.

Second Quarter Fiscal 2021

Accenture expects revenues for the second quarter of fiscal 2021 to be in the range of $11.55 billion to $11.95 billion, 1% to 4% growth in local currency, reflecting the company’s assumption of a positive 3% foreign-exchange impact compared with the second quarter of fiscal 2020.

Fiscal Year 2021

Accenture’s business outlook for the full 2021 fiscal year now assumes that the foreign-exchange impact on its results in U.S. dollars will be positive 3% compared with fiscal 2020; the previous foreign-exchange assumption was positive 2%.

For fiscal 2021, the company now expects revenue growth to be in the range of 4% to 6% in local currency, compared with 2% to 5% previously, including a reduction of approximately 1 percentage point from a decline in revenues from reimbursable travel costs.

Accenture continues to expect operating margin for the full fiscal year to be in the range of 14.8% to 15.0%, an expansion of 10 to 30 basis points from fiscal 2020.

The company continues to expect its annual effective tax rate to be in the range of 23.0% to 25.0%.

The company now expects GAAP diluted EPS to be in the range of $8.17 to $8.40, compared with $7.80 to $8.10 previously. Excluding gains on an investment of $0.15 in fiscal 2021 and $0.43 in fiscal 2020, the company expects adjusted fiscal 2021 EPS to be in the range of $8.02 to $8.25, an increase of 8% to 11% over adjusted fiscal 2020 EPS of $7.46.

For fiscal 2021, the company now expects operating cash flow to be in the range of $6.65 billion to $7.15 billion, compared with $6.35 billion to $6.85 billion previously; continues to expect property and equipment additions to be $650 million; and now expects free cash flow to be in the range of $6.0 billion to $6.5 billion, compared with $5.7 billion to $6.2 billion previously.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EST today to discuss its first-quarter financial results. To participate, please dial +1 (877) 692-8955 [+1 (234) 720-6979 outside the United States, Puerto Rico and Canada] and enter access code 9555790 approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 11:00 a.m. EST today, Dec. 17, and continuing until Thursday, Mar. 18, 2021. The replay will also be available via telephone by dialing +1 (866) 207-1041 [+1 (402) 970-0847 outside the United States, Puerto Rico and Canada] and entering access code 8556330 from 11:00 a.m. EST today, Dec. 17, through Thursday, Mar. 18, 2021.

About Accenture

Accenture is a global professional services company with leading capabilities in digital, cloud and security. Combining unmatched experience and specialized skills across more than 40 industries, we offer Strategy and Consulting, Interactive, Technology and Operations services—all powered by the world’s largest network of Advanced Technology and Intelligent Operations centers. Our 514,000 people deliver on the promise of technology and human ingenuity every day, serving clients in more than 120 countries. We embrace the power of change to create value and shared success for our clients, people, shareholders, partners and communities. Visit us at www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. Accenture provides full-year revenue guidance on a local-currency basis and not in U.S. dollars because the impact of foreign exchange rate fluctuations could vary significantly from the company’s stated assumptions.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. Many of the following risks, uncertainties and other factors identified below are, and will be, amplified by the COVID-19 pandemic. These risks include, without limitation, risks that: Accenture’s results of operations have been significantly adversely affected and could in the future be materially adversely impacted by the COVID-19 pandemic; Accenture’s results of operations have been, and may in the future be, adversely affected by volatile, negative or uncertain economic and political conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; Accenture’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions including through the adaptation and expansion of its services and solutions in response to ongoing changes in technology and offerings, and a significant reduction in such demand or an inability to respond to the evolving technological environment could materially affect the company’s results of operations; if Accenture is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; Accenture could face legal, reputational and financial risks if the company fails to protect client and/or company data from security incidents or cyberattacks; the markets in which Accenture operates are highly competitive, and Accenture might not be able to compete effectively; Accenture’s profitability could materially suffer if the company is unable to obtain favorable pricing for its services and solutions, if the company is unable to remain competitive, if its cost-management strategies are unsuccessful or if it experiences delivery inefficiencies or fail to satisfy certain agreed-upon targets or specific service levels; changes in Accenture’s level of taxes, as well as audits, investigations and tax proceedings, or changes in tax laws or in their interpretation or enforcement, could have a material adverse effect on the company’s effective tax rate, results of operations, cash flows and financial condition; Accenture’s ability to attract and retain business and employees may depend on its reputation in the marketplace; as a result of Accenture’s geographically diverse operations and its growth strategy to continue to expand in its key markets around the world, the company is more susceptible to certain risks; Accenture’s business could be materially adversely affected if the company incurs legal liability; Accenture’s work with government clients exposes the company to additional risks inherent in the government contracting environment; Accenture’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; if Accenture is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; if Accenture does not successfully manage and develop its relationships with key alliance partners or fails to anticipate and establish new alliances in new technologies, the company’s results of operations could be adversely affected; Accenture might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses; if Accenture is unable to protect or enforce its intellectual property rights or if Accenture’s services or solutions infringe upon the intellectual property rights of others or the company loses its ability to utilize the intellectual property of others, its business could be adversely affected; Accenture’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; changes to accounting standards or in the estimates and assumptions Accenture makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; Accenture might be unable to access additional capital on favorable terms or at all and if the company raises equity capital, it may dilute its shareholders’ ownership interest in the company; Accenture may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent Annual Report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission.
Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contacts:

Stacey Jones
Accenture Media Relations
+1 (917) 452-6561
stacey.jones@accenture.com

Angie Park
Accenture Investor Relations
+1 (703) 947-2401
angie.park@accenture.com

Accenture plc
Consolidated Income Statements
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	November 30, 2020	% of Revenues	November 30, 2019	% of Revenues
REVENUES:
Revenues	$11,762,185	100.0%	$11,358,958	100.0%
OPERATING EXPENSES:
Cost of services	7,863,889	66.9%	7,711,199	67.9%
Sales and marketing	1,227,176	10.4%	1,191,123	10.5%
General and administrative costs	780,451	6.6%	689,373	6.1%
Total operating expenses	9,871,516		9,591,695
OPERATING INCOME	1,890,669	16.1%	1,767,263	15.6%
Interest income	10,685		27,419
Interest expense	(8,854)		(5,474)
Other income (expense), net	94,367		11,439
INCOME BEFORE INCOME TAXES	1,986,867	16.9%	1,800,647	15.9%
Income tax expense	464,810		425,479
NET INCOME	1,522,057	12.9%	1,375,168	12.1%
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc.	(1,700)		(1,741)
Net income attributable to noncontrolling interests – other (1)	(20,081)		(16,459)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$1,500,276	12.8%	$1,356,968	11.9%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$1,500,276		$1,356,968
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc. (2)	1,700		1,741
Net income for diluted earnings per share calculation	$1,501,976		$1,358,709
EARNINGS PER SHARE:
Basic	$2.37		$2.13
Diluted	$2.32		$2.09
WEIGHTED AVERAGE SHARES:
Basic	634,271,482		635,722,309
Diluted	646,879,735		649,389,444
Cash dividends per share	$0.88		$0.80
(1)Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)Diluted earnings per share assumes the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

Accenture plc
Summary of Revenues
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Percent Increase (Decrease) U.S. Dollars	Percent Increase (Decrease)Local Currency
	November 30, 2020	November 30, 2019
GEOGRAPHIC MARKETS
North America	$5,480,963	$5,287,812	4%	4%
Europe	3,967,408	3,789,657	5	(1)
Growth Markets	2,313,814	2,281,489	1	3
Total Revenues	$11,762,185	$11,358,958	4%	2%
INDUSTRY GROUPS (1)
Communications, Media & Technology	$2,333,645	$2,245,470	4%	3%
Financial Services	2,346,291	2,190,107	7	5
Health & Public Service	2,211,889	1,969,214	12	11
Products	3,206,125	3,220,015	—	(3)
Resources	1,664,235	1,734,152	(4)	(5)
Total Revenues	$11,762,185	$11,358,958	4%	2%
TYPE OF WORK
Consulting	$6,332,572	$6,377,251	(1)%	(2)%
Outsourcing	5,429,613	4,981,707	9	8
Total Revenues	$11,762,185	$11,358,958	4%	2%
(1)Effective September 1, 2020, we revised the reporting of our industry groups to include amounts previously reported in Other. Prior period amounts have been reclassified to conform with the current period presentation.

Accenture plc
Operating Income by Geographic Market
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	November 30, 2020		November 30, 2019
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
North America	$888,809	16%	$828,407	16%	$60,402
Europe	629,430	16	558,951	15	70,479
Growth Markets	372,430	16	379,905	17	(7,475)
Total	$1,890,669	16.1%	$1,767,263	15.6%	$123,406

Accenture plc
Reconciliation of Net Income and Diluted Earnings Per Share, as Reported (GAAP), to Net Income and Diluted Earnings Per Share, as Adjusted (NON-GAAP)
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	November 30, 2020			November 30, 2019
	As Reported (GAAP)	Investment Gains (1)	Adjusted (Non-GAAP)	As Reported (GAAP)	Investment Gains (1)	Adjusted (Non-GAAP)
Income before income taxes	$1,986,867	$(119,700)	$1,867,167	$1,800,647	$(60,492)	$1,740,155
Income tax expense	464,810	(22,906)	441,904	425,479	(10,183)	415,296
Net Income	$1,522,057	$(96,794)	$1,425,263	$1,375,168	$(50,309)	$1,324,859

Effective tax rate	23.4%		23.7%	23.6%		23.9%
Diluted earnings per share	$2.32	$(0.15)	$2.17	$2.09	$(0.08)	$2.01
(1)Represents gains related to our investment in Duck Creek Technologies.

Accenture plc
Consolidated Balance Sheets
(In thousands of U.S. dollars)

	November 30, 2020	August 31, 2020
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$8,594,003	$8,415,330
Short-term investments	83,148	94,309
Receivables and contract assets	8,547,711	7,846,892
Other current assets	1,401,232	1,393,225
Total current assets	18,626,094	17,749,756
NON-CURRENT ASSETS:
Contract assets	44,517	43,257
Investments	298,906	324,514
Property and equipment, net	1,506,825	1,545,568
Lease assets	3,100,120	3,183,346
Goodwill	8,127,411	7,709,820
Other non-current assets	6,564,438	6,522,332
Total non-current assets	19,642,217	19,328,837
TOTAL ASSETS	$38,268,311	$37,078,593
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$8,925	$7,820
Accounts payable	1,513,442	1,349,874
Deferred revenues	3,524,781	3,636,741
Accrued payroll and related benefits	5,179,301	5,083,950
Lease liabilities	732,878	756,057
Other accrued liabilities	1,859,772	1,828,148
Total current liabilities	12,819,099	12,662,590
NON-CURRENT LIABILITIES:
Long-term debt	59,881	54,052
Lease liabilities	2,627,185	2,667,584
Other non-current liabilities	4,335,930	4,195,194
Total non-current liabilities	7,022,996	6,916,830
Total Accenture plc shareholders’ equity	17,906,501	17,000,536
Noncontrolling interests	519,715	498,637
Total shareholders’ equity	18,426,216	17,499,173
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$38,268,311	$37,078,593

Accenture plc
Consolidated Cash Flows Statements
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	November 30, 2020	November 30, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,522,057	$1,375,168
Depreciation, amortization and other	468,200	399,458
Share-based compensation expense	311,321	274,929
Change in assets and liabilities/other, net	(698,733)	(1,262,644)
Net cash provided by (used in) operating activities	1,602,845	786,911
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(93,115)	(95,063)
Purchases of businesses and investments, net of cash acquired	(503,843)	(109,848)
Proceeds from the sale of businesses and investments	149,002	39,200
Other investing, net	1,549	(182)
Net cash provided by (used in) investing activities	(446,407)	(165,893)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	338,891	300,400
Purchases of shares	(768,895)	(729,211)
Cash dividends paid	(558,052)	(508,381)
Other financing, net	(11,395)	(11,032)
Net cash provided by (used in) financing activities	(999,451)	(948,224)
Effect of exchange rate changes on cash and cash equivalents	21,686	10,890
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	178,673	(316,316)
CASH AND CASH EQUIVALENTS, beginning of period	8,415,330	6,126,853
CASH AND CASH EQUIVALENTS, end of period	$8,594,003	$5,810,537